Exhibit 10.1 Execution Version Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. AMENDED AND RESTATED LOSS PORTFOLIO TRANSFER REINSURANCE AGREEMENT by and between ARGONAUT INSURANCE COMPANY of Illinois and CAVELLO BAY REINSURANCE LIMITED Hamilton, Bermuda

TABLE OF CONTENTS

ARTICLES		PAGE
1.	DEFINITIONS; INTERPRETATION	2
2.	CLOSING	12
3.	LPT COVERAGE	12
4.	ADMINISTRATION; CLAIMS COOPERATION	13
5.	REPORTING	15
6.	TERM OF THIS AGREEMENT	17
7.	CONSIDERATION AND RECONCILIATION	18
8.	COLLATERAL	20
9.	REPRESENTATIONS AND WARRANTIES	24
10.	CLOSING CONDITIONS	28
11.	INDEMNIFICATION	30
12.	CONFIDENTIALITY	32
13.	ACCESS TO RECORDS	33
14.	REASONABLE BEST EFFORTS; REGULATORY MATTERS	34
15.	INSOLVENCY	35
16.	NOTICES	36
17.	MISCELLANEOUS	38
18.	ARBITRATION	41
19.	EXPEDITED DISPUTE RESOLUTION	43
20.	GOVERNING LAW	43
21.	INTERMEDIARY	43
22.	WAIVER OF DUTY OF UTMOST GOOD FAITH	43

ATTACHMENTS

SCHEDULE A - REPORTS
SCHEDULE B - RECONCILIATION STATEMENT FORM
SCHEDULE C - ELIGIBLE COLLATERAL
SCHEDULE D - ADMINISTRATIVE RIGHTS
SCHEDULE E – REQUIRED REGULATORY APPROVALS
SCHEDULE F - POLICIES

Page 1 AMENDED AND RESTATED LOSS PORTFOLIO TRANSFER REINSURANCE AGREEMENT (hereinafter referred to as the “Agreement”) by and between ARGONAUT INSURANCE COMPANY of Illinois (hereinafter referred to as the “Company”) and CAVELLO BAY REINSURANCE LIMITED Hamilton, Bermuda (hereinafter referred to as the “Reinsurer”) (each a “Party” and collectively the “Parties”) PREAMBLE WHEREAS: A. The Parties entered into that certain Loss Portfolio Transfer Reinsurance Agreement, dated as of August 8, 2022 (the “Original Agreement”), and agree that this Agreement shall amend and restate the Original Agreement in its entirety; provided that “the date hereof,” “the date of this Agreement” and words and phrases of similar import used herein shall refer to the date of the Original Agreement. B. Subject to receipt of the Required Regulatory Approvals, the Company intends to reinsure all liabilities in respect of the Subject Business of the following affiliated insurance companies pursuant to an inter-company reinsurance pooling agreement (the “Intercompany Pooling Agreement”): Argonaut-MidWest Insurance Company, an Illinois insurance company; Argonaut Great Central Insurance Company, an Illinois insurance company; Colony Insurance Company, a Virginia insurance company; Peleus Insurance Company, a Virginia insurance company; and Colony Specialty Insurance Company, an Ohio insurance company. C. The Company and the Reinsurer desire to enter into this Agreement, whereby, upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company shall cede to the Reinsurer, and the Reinsurer shall assume from the Company, the UNL of the Company pursuant to the terms of this Agreement. D. The reinsurance of UNL contemplated by this Agreement will become effective on the third Business Day following the date on which all of the conditions to Closing have been satisfied (other than those to be satisfied on the Closing Date), including the receipt of the Required Regulatory Approvals, as more specifically set forth in the Closing Article.

Page 2 E. On or prior to the Closing Date, the Reinsurer shall establish a trust in accordance with a trust agreement that shall comply with all requirements necessary to provide the Company with statutory financial statement and regulatory credit for the reinsurance ceded hereunder and that will be negotiated in good faith by the Company and the Reinsurer and with the Trustee on commercially reasonable terms (the “Trust Agreement”). F. On the Closing Date, the Company shall pay into the Trust Account cash or Eligible Investments reasonably acceptable to the Reinsurer with a fair market value equal to the Required Collateral Amount and pay any remaining portion of the Initial Reinsurance Premium to the Reinsurer by wire transfer of immediately available funds. ARTICLE 1 - DEFINITIONS; INTERPRETATION In this Agreement: “Administrative Rights Triggering Event” shall be deemed to occur if, as of any calendar quarter end, the sum of Ultimate Net Loss paid by or on behalf of the Company on or after the Effective Date plus the Net Subject Reserves as of such date exceeds an amount equal to the Loss Corridor Detachment Point. “Administrative Services Agreement” means an administrative services agreement to be entered into by and between the Reinsurer (or an Affiliate thereof) and the Company on the Closing Date to be effective upon an Administrative Rights Triggering Event with respect to the Reinsurer’s (or such Affiliate’s) administration of all Subject Business, which shall be in a customary form for similar services and reasonably acceptable to the Reinsurer and the Company. The Administrative Services Agreement will include provisions related to the transition of the administration of the Subject Business from the Company to the Reinsurer. “Adverse Modification Notice” has the meaning given to it in the Administration; Claims; Cooperation Article. “Affiliate” means, with respect to any Person, at the time in question, any other Person Controlling, Controlled by or under direct or indirect common Control with such Person. “Aggregate Limit” means an amount equal to one billion ninety-six million dollars ($1,096,000,000), which amount is inclusive of the Loss Corridor . “Aggregate Sub-Limits” means the following: [***]. UNL shall be allocated to each such operating unit in a manner consistent with the past practice of the Company and its Affiliates unless the Reinsurer consents in writing to a change in that past practice. For the avoidance of doubt, the foregoing allocations to sub- limits are solely for purposes of determining the Reinsurer’s liability hereunder and shall not restrict the Company from allocating UNL in a manner that departs from its historical practice for any purpose unrelated to this Agreement.

Page 3 “Applicable Law” means all applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, or principle of common law or equity imposed by or on behalf of a Governmental Authority. “BMA” means the Bermuda Monetary Authority. “Business Day” means any day other than a Saturday, Sunday or any other day on which banks are authorized or required by law to be closed in Chicago, Illinois or Hamilton, Bermuda. “Cap” has the meaning given to it in the Indemnification Article. “Claims Practice Modification” has the meaning given to it in the Administration; Claims; Cooperation Article. “Closing” means the closing of the transaction contemplated by this Agreement. “Closing Date” means the date on which the Closing occurs. “Code” means the U.S. Internal Revenue Code of 1986. “Collectible Third-party Reinsurance” means all recoverables under Third-party Reinsurance, when and as calculated in accordance with the terms of the applicable agreement related thereto and whether or not billed or collected and not subject to any limits or caps within the applicable agreements. “Commutation Amount” has the meaning given to it in the Term of this Agreement Article. “Company Authorized Representative” means Thomas McCartney, or any other person appointed by the Company to that role from time to time as notified in writing to the Reinsurer. “Company Disclosure Schedule” shall have the meaning given to it in the Representations and Warranties Article. “Company Extra Contractual Obligations” means all Extra Contractual Obligations other than Reinsurer Extra Contractual Obligations. “Company Fundamental Representations” means the representations and warranties set forth in subparagraphs 1, 2(a), 2(b)(i) and 5 of paragraph A of the Representations and Warranties Article. “Confidential Information” has the meaning given to it in the Confidentiality Article. “Control” means the power to direct the management and policies of a Person through the ownership of securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing. “Damages” means any and all liabilities (including, for the avoidance of doubt, taxes), claims, damages and expenses (including reasonable attorneys’ fees and expenses); provided, however, that Damages hereunder shall not include (i) indirect, special or

Page 4 consequential damages or lost profits (other than reasonably foreseeable consequential damages or lost profits) or diminution in value or (ii) punitive or exemplary damages, except, in each case, to the extent actually paid to a non-Affiliated Person pursuant to a third party claim. “Declaratory Judgment Expense” means all reasonable costs and expenses incurred in connection with coverage analysis, or declaratory judgment actions or other coverage dispute resolution procedures brought to determine the Company’s defense, indemnification or other payment obligations that are allocable to a claim, in each case, in respect of Subject Business, regardless of whether a Loss is paid. Declaratory Judgment Expense shall be deemed to have been incurred on the date of the original Loss or alleged Loss giving rise to the applicable coverage analysis, declaratory judgment action or other coverage dispute resolution procedure. “Deductible” has the meaning given to it in the Indemnification Article. “Disclosing Party” has the meaning given to it in the Confidentiality Article. “Effective Date” means January 1, 2022. “Eligible Investments” means cash in U.S. dollars, certificates of deposit issued by a U.S. bank and payable in U.S. dollars, and investments permitted by the Illinois Insurance Code, or any combination of the above and that comply with the requirements set forth in Schedule C attached hereto; provided investments in or issued by an entity Controlling, Controlled by, or under common Control with, either the Reinsurer or the Company shall not exceed 5% of total investments. “Enforceability Exceptions” has the meaning given to it in the Representations and Warranties Article. “Extra Contractual Obligations” means all Liabilities and any other related expenses (including attorneys’ fees) arising out of or relating to the Subject Business other than those arising under or relating to the express terms of and within the express limits of the Policies, whether to principals, obligees, Governmental Authorities or any other Person, which liabilities and expenses shall include losses in excess of policy limits, consequential, compensatory, punitive, exemplary, special, statutory or regulatory damages (or fines, penalties, forfeitures or similar charges of a penal or disciplinary nature), in each case, not within the express terms and limits of the Policies, or any other form of extra contractual damages or liabilities arising out of or relating to the Policies, including those that arise from any alleged or actual act, error or omission, whether or not intentional, in bad faith or otherwise, including any act, error or omission relating to: (a) the marketing, underwriting, production, sale, issuance, cancellation, termination, novation or administration of the Policies; (b) the investigation, defense, trial, settlement or handling of claims, benefits, or payments arising out of or relating to the Policies; or (c) the failure to pay, or the delay in payment of, claims, benefits or any other payments due or alleged to be due under the Policies; provided, however, for the avoidance of doubt, “Extra Contractual Obligations” shall not include LAE or Ex Gratia Payments to the extent such items do not relate to a claim for extra contractual obligations.

Page 5 “Ex Gratia Payments” means ex gratia payments in respect of the Subject Business (a) to the extent less than $10,000 or (b) in the amount of $10,000 or more solely to the extent made with the written consent of Reinsurer (provided that Reinsurer shall consult in good faith with the Company regarding the proposed inclusion of ex gratia payments valuing $10,000 or more to the extent payment of such ex gratia would be reasonably likely to reduce Losses, LAE or premiums paid in respect of Third-party Reinsurance). “FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code. “Federal Excise Tax” means the Tax imposed under Section 4371 of the Code. “Final Reconciliation Statement” has the meaning given to it in the Consideration and Reconciliation Article. “Final Reinsurance Premium” has the meaning given to it in the Consideration and Reconciliation Article. “Governmental Authority” means any government, political subdivision, court, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, local or foreign and including any regulatory authority which may be partly or wholly autonomous, and any self-regulatory organization or securities exchange, and any other entity that exercises a legislative, judicial, regulatory, administrative, expropriation or taking power or function of or pertaining to government. “IBNR” has the meaning given to it in the Representations and Warranties Article. “Initial Administrative Rights” has the meaning given to it in the Administration; Claims; Cooperation Article. “Initial Reconciliation Statement” has the meaning given to it in the Consideration and Reconciliation Article. “Initial Reinsurance Premium” has the meaning given to it in the Consideration and Reconciliation Article. “Intercompany Pooling Agreement” has the meaning given to it in the Preamble. “Intermediary” has the meaning given to it in the Intermediary Article. “Letter of Credit” means any letter of credit for the benefit of the Company to secure the Reinsurer’s obligations hereunder in customary form, and from an institution, reasonably acceptable to the Company (it being agreed that any bank listed on the then most recent NAIC List of Qualified U.S. Financial Institutions shall be deemed acceptable to the Company) and that satisfies in full all applicable requirements in order to allow the Company to take full statutory financial statement and regulatory credit for the reinsurance provided hereunder in all applicable jurisdictions.

Page 6 “Liability” means any and all debts, liabilities, duties, commitments and obligations of any kind, character or description, whether direct or indirect, fixed or unfixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or unasserted, known or unknown, disputed or undisputed, joint or several, secured or unsecured, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based in negligence or strict liability), and whether or not the same would be required by statutory accounting principles, generally acceptable accounting principles, international financial reporting standards or by accepted actuarial practices in the jurisdiction of domicile of the Company or any of its Affiliates to be reflected in its financial statements or disclosed in the notes thereto. “Loss Adjustment Expense(s)” (“LAE”) means costs and expenses awarded, payable, paid or assessed on or after the Effective Date and not discharged prior to the Closing Date in connection with any investigation, appraisal, adjustment, settlement, litigation, defense or appeal that is allocable to specific Losses with respect to the Subject Business, including the following: 1. Court costs; 2. Costs of supersedeas and appeal bonds; 3. External defense costs for the adjustment, appraisal, defense, resistance, investigation, audit, negotiation, settlement, payment or appeal, including arbitration, mediation, or other dispute resolution costs, attorneys’ fees, expenses and pre- and post-judgment interest; 4. Legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto; 5. Declaratory Judgment Expense; and 6. Subrogation, salvage and recovery expenses. LAE does not include ULAE of the Company or any of its Affiliates. For the avoidance of doubt, whether or not the Company reflects an expense as a LAE on its financial statements or other books and records shall not affect whether such expense qualifies as LAE for purposes of this Agreement. “Loss Corridor” has the meaning given to it in the LPT Coverage Article. “Loss Corridor Attachment Point” means seven hundred forty-six million dollars ($746,000,000). “Loss Corridor Detachment Point” means eight hundred twenty-one million dollars ($821,000,000). “Losses” means all Liabilities and other obligations of the Company to make payments to, on behalf of or for the benefit of policyholders or other insureds, reinsureds or other beneficiaries or Persons awarded, payable, paid or assessed, in each case, in respect of the Subject Business, including any monetary demand, suit, occurrence, Liability or loss

Page 7 (including any return of premium), actual or alleged, arising out of or relating to the Subject Business, in each case, with dates of loss on or after January 1, 2011 and on or prior to December 31, 2019 (it being agreed and understood that in the case of any continuous trigger losses, the date of loss shall be at the determination of the Company, and if the Company is unable to make such a determination, the date of loss shall be at the inception date of the applicable Policy, however, should subsequent information become available which clarifies the date of loss then the date of loss should be so amended); provided, however, “Losses” shall not include LAE. “Net Subject Reserves” means all of the Company’s reserves in respect of the UNL hereunder, calculated in accordance with U.S. generally accepted accounting principles, consistently applied, including reserves for incurred but not reported UNL, reserves for UNL paid but not recovered from the Reinsurer, reserves for UNL reported and outstanding, and any other reserves for UNL, in each case, net of all reserves ceded pursuant to Third-party Reinsurance. “Notice” has the meaning given to it in the Notices Article. “Order” means any order, writ, judgment, injunction, decree, award or similar proceeding entered by or with any Governmental Authority. “Panel” has the meaning given to it in the Administration; Claims Cooperation Article. “Person” means any natural person, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Authority. “Policies” means the policies, contracts, agreements and binders of insurance or reinsurance (including any endorsements, modifications or amendments thereto) on the Subject Business (a) set forth on Schedule F attached hereto or (b) identified by the Company or the Reinsurer after the date hereof and for which historical premium and Loss information was included in the Loss and other actuarial information provided by the Company to the Reinsurer prior to the date hereof. “Qualifying Collateral” means Eligible Investments posted to the Trust Account and Letters of Credits. “Receiving Party” has the meaning given to it in the Confidentiality Article. “Reinsurance Credit Event” has the meaning given to it in the Collateral Article. “Reinsurance Representations and Warranties” has the meaning given to it in the Indemnification Article. “Reinsurer Authorized Representative” means Paul Brockman, or any other person appointed by the Reinsurer to that role from time to time as notified in writing to the Company. “Reinsurer Extra Contractual Obligations” means (a) all Extra Contractual Obligations relating to the Policies reinsured hereunder that arise from any act, error or omission (whether or not intentional, in bad faith or otherwise) of Reinsurer after the Closing without

Page 8 the written direction of the Company or any act, error or omission of the Company taken or not taken at the written direction of the Reinsurer, after informed consultation with the Company in which the Company disclosed all material facts and information, and that the Company is required to take or not take pursuant to the terms of this Agreement and (b) all Extra Contractual Obligations relating to the Policies reinsured hereunder from and after the date Reinsurer assumes administration of the Subject Business, other than, in respect of this clause (b), any Extra Contractual Obligations relating to the Policies reinsured hereunder that arise from (i) any act, error or omission (whether or not intentional, in bad faith or otherwise) of the Company taken or not taken without the written direction of the Reinsurer or (ii) any act, error or omission of the Reinsurer taken or not taken at the written direction of the Company, after informed consultation with the Reinsurer in which the Reinsurer disclosed all material facts and information, and that the Reinsurer is required to take or not take pursuant to the terms of this Agreement or the Administrative Services Agreement. “Reinsurer Fundamental Representations” means the representations and warranties set forth in subparagraphs 1, 2(a), 2(b)(i) and 5 of paragraph B of the Representations and Warranties Article. “Reinsurer’s Posted Collateral” means, as of any date of determination, the aggregate amount of (a) the face amount of all Letters of Credit, (b) the aggregate fair market value of the Eligible Investments held in the Trust Account and (c) the aggregate amount of any other collateral provided by the Reinsurer for the benefit of the Company that satisfies all applicable requirements in order to allow the Company to take full statutory financial statement and regulatory credit for the reinsurance provided hereunder. “Replacement Assets” has the meaning given to it in the Collateral Article. “Required Collateral Amount” means, as of any date, (a) the minimum amount of collateral that must be posted by the Reinsurer in order for the Company to take full financial statement and regulatory credit for the reinsurance provided hereunder minus (b) the fair market value of the assets and cash on deposit in the Working Account (as defined in the Administrative Services Agreement); provided, that the Required Collateral Amount as of the Closing Date shall equal (x) $746,000,000, minus the Roll-forward Amount, multiplied by (y) 102%. “Required Regulatory Approvals” means the regulatory approvals set forth on Schedule E hereto. “Reserve Standard” has the meaning given to it in the Representations and Warranties Article. “Roll-forward Amount” has the meaning given to it in the Consideration and Reconciliation Article. “SAP Statements” has the meaning given to it in the Representations and Warranties Article. “Senior Executive” has meaning given to it in the Expedited Dispute Resolution Article.

Page 9 “Senior Insurance Professional” means a jointly selected senior employee at a nationally recognized property and casualty insurance company that is not, and not Affiliated with, the Company or the Reinsurer or their respective Affiliates, with at least 15 years of experience in the management and oversight of claims and administration of policies of the type included in the Policies reinsured hereunder; provided, however, that if the parties are unable to select such Person to serve as the Senior Insurance Professional within 20 Business Days of either party’s notice to the other party of an intent to submit a dispute to a Panel, either party may request the American Arbitration Association to appoint within ten Business Days from the date of such request, or as soon as practicable thereafter, a senior employee at a nationally recognized property and casualty insurance company that is not, and not Affiliated with, the Company or the Reinsurer or their respective Affiliates, with at least 15 years of experience in the management and oversight of claims and administration of policies of the type included in the Policies reinsured hereunder, who is independent and impartial, to be the Senior Insurance Professional. “Special Termination Triggering Event” has the meaning given to it in the Collateral Article. “Subject Business” means those Policies written, issued or assumed by the Company under the following business units as defined prior to the date hereof by the Company: [***] “Tax” means any and all federal, state, foreign or local income, gross receipts, premium, capital stock, franchise, guaranty fund assessment, retaliatory, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto. “Third Party Accountant” means a nationally recognized independent accounting firm which is mutually acceptable to the Company and the Reinsurer or, if the Company and the Reinsurer are unable to agree on such an accounting firm, an independent accounting firm selected by mutual agreement of the Company’s and the Reinsurer’s independent accountants. “Third Party Actuarial Firm” means a nationally recognized independent actuarial firm which is mutually acceptable to the Company and the Reinsurer or, if the Company and the Reinsurer are unable to agree on such an actuarial firm, an independent actuarial firm selected by mutual agreement of the Company’s and the Reinsurer’s independent auditors. “Third-party Reinsurance” means that part or all of any contracts of reinsurance pursuant to which the Company has ceded any portion of Losses or LAE with respect to the Subject Business to another Person that is not an Affiliate of the Company. “Transaction Agreements” means collectively this Agreement, the Trust Agreement and the Administrative Services Agreement.

Page 10 “Trust Account” has the meaning given to it in the Collateral Article. “Trust Agreement” has the meaning given to it in the Preamble. “Trustee” has the meaning given to it in the Collateral Article. “Ultimate Net Loss” (“UNL”) means, without duplication, all Liability for (a) Losses, plus (b) LAE, plus (c) Ex Gratia Payments, plus (d) premiums paid in respect of Third-party Reinsurance, less (e) Collectible Third-party Reinsurance, less (f) other recoverables in respect of the Subject Business, including salvage and subrogation (net of related recovery expenses to the extent not otherwise included in LAE). UNL shall exclude the following: 1. Any amounts paid prior to the Effective Date; 2. Commissions under the Subject Business, including but not limited to profit sharing. 3. ULAE with respect to the Subject Business. 4. Company Extra Contractual Obligations. 5. Any Taxes imposed on or payable by the Company. 6. Any ex gratia payments other than those included in the definition of “Ex Gratia Payments.” Nothing in the foregoing shall be construed as implying that amounts are not recoverable hereunder by the Company until a final determination of UNL. “Unallocated Loss Adjustment Expenses” (“ULAE”) means those costs and expenses in respect of the administration, servicing, handling of management of the Subject Business and that are not LAE, including, personnel costs, overhead, or similar internal costs and expenses. For the avoidance of doubt, whether or not the Company reflect an expense as a ULAE on its financial statements or other books and records shall not affect whether such expense qualifies as ULAE for purposes of this Agreement. Unless otherwise expressly provided, for purposes of this Agreement the following rules of interpretation and construction shall apply: 1. The headings and subheadings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. 2. When a reference is made in this Agreement to the preamble or to an article, paragraph, exhibit or schedule, as applicable, such reference shall be to the preamble or to an article, paragraph or schedule of this Agreement. 3. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

Page 11 4. The words “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. 5. The word “or” need not be disjunctive and shall mean “and/or” unless otherwise provided. 6. The word “will” shall be construed to have the same meaning and effect as the word “shall.” 7. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. 8. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. 9. A reference to any Applicable Law shall include any amendment thereto, any modification or re-enactment thereof, any provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto (including any amendment to, or modification of, such rules, regulations or statutory instruments). 10. A reference to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. 11. The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption, burden of proof or rule of strict construction shall arise favoring or disfavoring any Party by virtue of its authorship of any provision of this Agreement. 12. This Agreement shall be interpreted as if the reinsurance ceded hereunder is able to be, and is, accounted for as prospective reinsurance under statutory accounting principles applicable to the Company (regardless of whether the Company actually accounts for this Agreement utilizing retroactive accounting). Specifically, references to “full statutory financial statement credit for the reinsurance provided under this Agreement”, “statutory financial statement and regulatory credit for the reinsurance ceded hereunder”, “full credit on [the Company’s] statutory financial statements for the reinsurance provided by this Agreement” and words and phrases of similar import shall mean the maximum amount of credit that the Company would be eligible to record for the reinsurance ceded hereunder, assuming that the Company were able to account for this Agreement as prospective reinsurance under statutory accounting principles applicable to the Company (regardless of whether the Company actually accounts for this Agreement utilizing retroactive accounting). For the avoidance of doubt, the failure of the reinsurance ceded under this Agreement to be accounted for as prospective reinsurance under statutory accounting principles applicable to the Company shall not, in and of itself, constitute a Reinsurance Credit Event.

Page 12 All exhibits and schedules are incorporated in and made a part of this Agreement as if set forth in full herein. ARTICLE 2 - CLOSING The Closing shall occur and the reinsurance contemplated hereby shall become effective in accordance with the terms hereof no later than the third Business Day following the date on which all of the conditions set forth in the Closing Conditions Article have been satisfied or waived in writing by the party waiving such conditions (other than those conditions which by their nature are to be satisfied on the Closing Date) at the offices of Hogan Lovells US LLP, 1735 Market Street, Floor 23, Philadelphia, PA 19103 (or remotely via the electronic exchange of documents in .pdf format or by using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign)), unless another date, time or place is agreed to in writing by the Parties. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered. ARTICLE 3 - LPT COVERAGE A. On the Closing Date, the Company hereby cedes, and the Reinsurer hereby accepts and agrees to reinsure, 100% of all UNL; provided, however, that the aggregate amount paid by the Reinsurer in respect of UNL hereunder shall be subject to the Aggregate Limit, the Aggregate Sub-Limits, and the Loss Corridor. The Reinsurer’s liability under this Agreement shall commence on the Closing Date, and will be subject in all respects to the same terms, rates, conditions, interpretations, assessments, waivers, modifications, endorsements, alterations, and cancellations as in the Subject Business, and shall be bound, without limitation, by all payments and settlements entered into by or on behalf of the Company, subject only to the terms, conditions and limits of this Agreement. B. Notwithstanding any provision of this Agreement to the contrary, the Company shall retain and be responsible for, and the Reinsurer shall not pay or be liable for, all Ultimate Net Loss in excess of the Loss Corridor Attachment Point up to the Loss Corridor Detachment Point (the “Loss Corridor”). C. This Agreement excludes any Liability to the extent that, in the Company’s reasonable determination, the cession of such Liability to the Reinsurer hereunder would cause the Company to breach any term or condition of, or otherwise cause a reduction in the amount recoverable under, any Third-party Reinsurance. Any amounts excluded pursuant to this paragraph C shall not qualify as UNL. D. The Reinsurer will not be liable to provide any coverage or make any payment hereunder if such coverage or payment would be in violation of any Applicable Law related to economic or trade sanctions that would expose the Reinsurer or any of its Affiliates to any sanctions, prohibition, restriction or penalty under such Applicable Law. E. From and after the date hereof, the Company will not purchase any reinsurance protection, except for intercompany reinsurance, after the Closing Date for all or any part of the

Page 13 Subject Business ceded hereunder without the prior written consent of the Reinsurer; provided, however, the foregoing restriction shall not apply following an Administrative Rights Triggering Event to the extent that the reinsurance protection to be obtained is in respect of Ultimate Net Loss in excess of the Aggregate Limit. F. From and after the date hereof, the Company will not, and will cause its Affiliates not to, amend or waive any terms or rights with respect to the Policies unless such amendment or waiver is required by Applicable Law or consented to in writing by the Reinsurer. G. From and after the date hereof, the Company will not, and will cause its Affiliates not to, settle, commute, compromise or waive any Third-party Reinsurance without the prior written consent of the Reinsurer. ARTICLE 4 - ADMINISTRATION; CLAIMS COOPERATION A. Subject to the terms of this Article, the Subject Business will continue to be administered by the Company. From the date hereof through the termination of this Agreement, the Company shall administer or cause to be administered the Subject Business (i) in good faith, (ii) in compliance with Applicable Law, (iii) consistent with sound administrative practices consistently applied, and (iv) with no less skill and diligence as have been applied by the Company prior to the date hereof. The Company shall notify the Reinsurer of any material changes that it makes to its claims handling practices after the date hereof with respect to the Subject Business, which notice shall include an explanation of the rationale for such changes. If the Company changes its claims practices or, without a formal change, engages in a pattern of claims practices having, in the aggregate, the effect of such a change, in a manner that the Reinsurer reasonably believes has a material adverse effect on the Reinsurer’s liability or the attachment of the Reinsurer’s liability, the Reinsurer shall notify the Company promptly after becoming aware of such effect (an “Adverse Modification Notice”) and the Parties shall work together in good faith to seek to modify such change to the practices in a manner reasonably acceptable to the Company; provided, however, that if the Parties, acting in good faith, are unable to agree with respect to whether there has been a material change in the claims practices or whether and how a corrective modification shall be implemented or the impact of such changes, the Reinsurer shall have the right, within 90 days following the submission of the Adverse Modification Notice, to submit the dispute as to whether there was a material change to the claims handling practices and, if so, whether the change did cause a material adverse effect on the Reinsurer’s liability hereunder or the attachment thereof (a “Claims Practice Modification Dispute”) to a panel comprising a neutral Senior Insurance Professional and the Third Party Actuarial Firm (the “Panel”) to resolve such Claims Practice Modification Dispute. Each Party shall furnish to the Panel such work papers, books, records and documents and other information pertaining to the Claims Practice Modification Dispute, as the Panel may request. The Panel shall issue its written determination with respect to Claims Practice Modification Dispute within 30 days after such matters are submitted to the Panel; provided, however, that the failure of the Panel to make its written determination in such thirty (30) day period shall not be grounds to defend against, object to the enforcement of or contest the validity or enforceability of such written determination. If the Panel determines that there was a material change to the claims handling practices and that the change did cause a material adverse effect on the Reinsurer’s liability hereunder or the

Page 14 attachment thereof, then the Panel shall be authorized to adjust the calculation of Ultimate Net Loss under this Agreement, with the Company bearing the difference at its own expense, to put the Reinsurer in substantially the same economic position it would have been in had the Company not made the adverse change to its claims practices, and the Company at its own expense shall implement in a reasonable time frame and in good faith steps to cure the cause of the material adverse effect that the Panel determined the Reinsurer suffered or incurred as a result of such practice, action or inaction. The costs and expenses of the Panel shall be split evenly between the Company and the Reinsurer. The determinations by the Panel shall be binding on the Parties with respect to the Claims Practice Modification Dispute. The Panel shall act as an expert, not as an arbitrator, and neither the determination of the Panel, nor this Agreement to submit to the determination of the Panel, shall be subject to or governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or any state arbitration law or regime. B. During the duration of this Agreement: 1. from the Closing Date until the date on which an Administrative Rights Triggering Event (if any) occurs, the Reinsurer and each of its designated Affiliates shall have the administrative rights set forth on Schedule D attached hereto (the “Initial Administrative Rights”); and 2. from the date on which an Administrative Rights Triggering Event occurs until such time as the Ultimate Net Loss exceeds the Aggregate Limit, the Reinsurer and each of its designated Affiliates shall have the right to administer all of the Subject Business reinsured hereunder at its cost pursuant to the Administrative Services Agreement, including the right to retain third-party administration. C. The Company shall retain control over the administration of any Third-party Reinsurance; provided that following an Administrative Rights Triggering Event, the Reinsurer or its designated Affiliate shall have the right to either supervise the administration of the Third- party Reinsurance by the Company or assume management of the Third-party Reinsurance. D. Each Party shall use its commercially reasonable efforts to cooperate with the other Party as reasonably requested by such other Party in connection with the administration of the Subject Business as contemplated by this Article, and take such further actions and execute such further documents and agreements as may be necessary to carry out the purpose and intent of this Article. If the Reinsurer elects to assume the administration of the Subject Business following the occurrence of an Administrative Rights Triggering Event, the Company shall, and shall cause its Affiliates to, provide reasonable transition and migration services, which, (i) in the case of transition services (e.g., services that would require the Company to host the Reinsurer or any of its Affiliates on any system of the Company or its Affiliates or require the services of one or more full time employees) shall be provided pursuant to a negotiated transition services agreement that shall be in a customary form (including with respect to compensation to the Company and its Affiliates for providing such services) and (ii) in the case of data migration services, the Company shall bear the cost of delivering the data in a reasonable format agreed upon by the Parties.

Page 15 ARTICLE 5 - REPORTING A. Prior to an Administrative Rights Triggering Event pursuant to which the Reinsurer has asserted its rights to assume administration of the Subject Business, within 15 days of the end of each calendar month, the Company shall provide the Reinsurer with a report in respect of the Subject Business. The specific content and format of the report shall be mutually agreed by the Parties prior to the Closing and set forth on a revised version of Schedule A hereof. At a minimum, the report shall include the following monthly information with respect to the Subject Business: (i) gross and net paid and incurred Losses and LAE, (ii) gross and net outstanding case reserves for Losses and LAE and gross and net outstanding IBNR reserves for Losses and LAE, (iii) applicable reinsurance, subrogation, salvage or other recoveries, (iv) cumulative net paid Ultimate Net Loss since the Effective Date, (v) each of the items referenced in paragraph (a)(ii) of Schedule D attached hereto, (vi) with respect to any calendar quarter end, any amounts withdrawn by the Company from any Trust Account or drawn on any Letters of Credit or other form of collateral posted by the Reinsurer, if applicable, and (vii) with respect to any calendar quarter end, any amounts due to or from the Reinsurer pursuant to this Agreement. B. Following an Administrative Rights Triggering Event pursuant to which the Reinsurer has asserted its rights to assume administration of the Subject Business, within 15 days of the end of each calendar month, the Reinsurer or one of its Affiliates shall provide the Company with a report in respect of the Subject Business. The specific content and format of the report shall be mutually agreed by the Parties prior to the Closing and set forth on a revised version of Schedule A hereto. At a minimum, the report shall include the following monthly information with respect to the Subject Business: (i) gross and net paid and incurred Losses and LAE, (ii) gross and net outstanding case reserves for Losses and LAE and gross and net outstanding IBNR reserves for Losses and LAE, (iii) applicable reinsurance, subrogation, salvage or other recoveries, (iv) cumulative net paid Ultimate Net Loss since the Effective Date, (v) with respect to any calendar quarter end, any amounts withdrawn by the Company from any Trust Account or drawn on any Letters of Credit or other form of collateral posted by the Reinsurer, if applicable, and (vi) with respect to any calendar quarter end, any amounts due to or from the Reinsurer pursuant to this Agreement. The Company shall provide reasonable transition services to the Reinsurer and its Affiliates in connection with the Reinsurer asserting its rights to assume administration of the Subject Business in connection with an Administrative Rights Triggering Event, including reasonable assistance with the preparation of the reports required by this paragraph G during a reasonable transition period. C. The data presented in the reports delivered hereunder shall be segmented in a manner consistent with how it is currently maintained by the Company. Actuaries from both Parties shall meet at least quarterly to discuss the data quality, any modifications to the data segmentation or reporting systems, any changes in claims practices and such other information as they mutually agree during the term of this Agreement. D. Without limiting the terms of this Article, the Company shall provide to Reinsurer such periodic accounting and other reports with respect to the Subject Business and the liabilities reinsured hereunder (including, an annual external actuarial report prepared at the Reinsurer’s sole cost and expense) as the Reinsurer may reasonably request and to the

Page 16 extent reasonably available and not burdensome to the Company. The Reinsurer will identify and communicate any such requests to the Company sufficiently in advance of any required deadlines, to the extent practicable, such that the applicable information and timing for the provision thereof can be mutually agreed by the parties. Furthermore, the Company shall, at the Reinsurer’s reasonable request, provide reports and similar information and attestations regarding the adequacy of the controls associated with the finance, actuarial, claims and ceded reinsurance reporting provided by the Company and its Affiliates to the Reinsurer, and the Reinsurer shall have the right, at its sole cost and expense, to appoint a third party of its choosing to perform any confirmatory testing reasonably required by the Reinsurer and its Affiliates, provided that any such testing shall not unreasonably interfere with the business of the Company or its Affiliates shall occur no more than once per calendar year and such third party shall agree to enter into a confidentiality and nondisclosure agreement reasonably acceptable to the Company. E. If the report delivered with respect to any calendar quarter end reflects a payment owed to the Company, the Company may withdraw such amount from the Trust Account to reimburse itself. If the balance of the Trust Account is insufficient, the Reinsurer shall make such payment to the Company within 15 Business Days following the date of delivery of the report. If any such report reflects a payment owed to the Reinsurer, any such payment shall be made within 15 Business Days following the date of delivery of the report, by the Company depositing such amount into the Trust Account to reimburse the Reinsurer. F. If the Party receiving any report delivered with respect to any calendar quarter end has any objection to such report on the basis of (i) manifest arithmetic error, or (ii) the amounts therein not being calculated in accordance with the terms of this Agreement, the receiving Party shall deliver to the preparing Party written notice thereof together with reasonable supporting detail concerning its objection. If a notice of objection in respect of the calculations in a report is provided by the receiving Party within 30 business days of receipt, the Parties shall attempt in good faith to resolve the objection between themselves. If such objection is resolved, the calculations in the report shall be agreed in writing and the Parties shall be bound by such calculation. If the Parties are unable to reach a resolution on the calculations in the report within 20 Business Days after receipt of the notice of objection, the dispute shall be submitted to the Third Party Accountant or Third Party Actuarial Firm, as appropriate, or resolution as soon as practicable whose decision shall be final and binding on the Parties. G. In making its determination in respect of calculations in any report, the Third Party Accountant or Third Party Actuarial Firm shall (i) consider only those items that (A) are identified as in dispute and (B) were not resolved in writing by the Company and Reinsurer, (ii) base its determination solely on such reports submitted by the Company and the Reinsurer and the applicable provisions of this Agreement, and not on the basis of an independent review, (iii) not assign a value to any item greater than the greatest value for such item claimed by either the Company or the Reinsurer or less than the smallest value for such item claimed by either the Company or the Reinsurer and (iv) barring exceptional circumstances, make its determination within 30 Business Days of its appointment; provided, that the failure of the Third Party Accountant or Third Party Actuarial Firm to make its determination in such 30 Business Day period shall not be grounds to defend

Page 17 against or object to the enforcement of such determination. The cost of the Third Party Accountant or Third Party Actuarial Firm shall be borne by the Party whose position in respect of the dispute is not upheld by the Third Party Accountant or Third Party Actuarial Firm. ARTICLE 6 - TERM OF THIS AGREEMENT A. This Agreement shall commence on the Closing Date and shall remain in force until the earliest of: 1. The date on which all Liabilities in respect of Net Subject Reserves are extinguished and the Company has received full payment in respect thereof; 2. The date on which the net aggregate amount paid by the Reinsurer hereunder in respect of UNL equals the amount of the Aggregate Limit (for the avoidance of doubt, inclusive of the Loss Corridor); 3. The effective date of commutation of this Agreement, subject to receipt by the Company of the Commutation Amount. 4. The delivery of written notice by either Party to the other Party, in the event that the Closing Date has not occurred within 180 days following the date hereof, unless the failure of the Closing Date to occur by such date arises out of, or results from, the failure of such Party seeking to terminate this Agreement (or any of its Affiliates) to perform any of its obligations under this Agreement. 5. The delivery of written notice by either Party to the other Party, in the event that any of the Required Regulatory Approvals shall have been affirmatively denied or disapproved pursuant to a final and non-appealable Order. B. This Agreement may be commuted only: 1. At any time by mutual written agreement of the Parties; 2. As may be required by the Company as provided in the Collateral Article following the occurrence of a Special Termination Triggering Event. In the event this Agreement is commuted, the Company shall prepare a settlement statement setting forth the settlement amount (the “Commutation Amount”) within 30 Business Days of the following: 1. The date of mutual agreement as respects subparagraph (1) above; 2. The date by which the Reinsurer may no longer cure any default as respects subparagraph (2) above. Within 20 Business Days of receipt of the Company’s calculation of the Commutation Amount, the Reinsurer may elect to dispute the Company’s calculation of the Commutation Amount by delivering a notice of objection. In such case, the Company and the Reinsurer shall attempt in good faith to resolve the objection between themselves. If such objection is resolved, the calculation of the Commutation Amount shall be agreed in writing between

Page 18 the Company and the Reinsurer and the Parties shall be bound by such calculation. If the Company and the Reinsurer are unable to reach a resolution on the calculation of the Commutation Amount within 20 Business Days after receipt by the Company of the Reinsurer's notice of objection, the dispute shall be submitted to the Third Party Actuarial Firm for resolution as soon as practicable whose decision shall be final and binding on the Parties. In making its determination in respect of the calculation of the Commutation Amount, paragraph H of the Reporting Article shall apply mutatis mutandis. C. In the event this Agreement is commuted in accordance with paragraph B above, the Company shall withdraw cash from the Trust Account equal to the Commutation Amount, and, to the extent the Commutation Amount exceeds the balance therein, the Reinsurer shall pay any shortfall directly to the Company within 30 Business Days of the Commutation Amount being finalized. If the Reinsurer’s Posted Collateral exceeds the Commutation Amount, the Company shall release its rights with respect to such excess collateral and permit any such excess collateral held in the Trust Account to be distributed to the Reinsurer within ten Business Days of the Commutation Amount being finalized. D. Following a commutation pursuant to this Article, including the payment of any amounts due under such commutation, both the Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement, other than any payment obligations due hereunder prior to the commutation date but still unpaid on such date to the extent not reflected in the Commutation Amount and the provisions of the Confidentiality Article, the Arbitration Article and the Governing Law Article. ARTICLE 7 - CONSIDERATION AND RECONCILIATION A. As consideration for the transactions contemplated by the Transaction Agreements, on the Closing Date, the Company shall pay to the Reinsurer an amount equal to the following (the “Initial Reinsurance Premium”): 1. eight hundred sixty-seven million ($867,000,000); less 2. Loss payments booked by the Company on or after Effective Date and prior to the Closing Date in respect of the Subject Business, net of Collectible Third-party Reinsurance (the “Roll-forward Amount”). For the avoidance of doubt, for all purposes under this Agreement, the Roll-forward Amount shall be considered an amount paid by the Reinsurer in respect of UNL. The Initial Reinsurance Premium shall be determined in accordance with the Initial Reconciliation Statement following the procedure set forth in paragraphs C and D below which shall reconcile the balances owed between the Company and the Reinsurer as of the Closing Date and set forth the aggregate net payment due to the Reinsurer. The Company shall deposit an amount equal to the Required Collateral Amount into the Trust Account and pay any remaining portion of the Initial Reinsurance Premium to the Reinsurer by wire transfer of immediately available funds on the Closing Date.

Page 19 B. The Initial Reinsurance Premium will be adjusted in accordance with the mutual agreement of the Final Reconciliation Statement following the procedure set forth in paragraphs C and D below and any return or additional amounts due either Party shall be paid in accordance with paragraph E below within 15 Business Days after the Final Reconciliation Statement is agreed. The final agreed calculation of the Initial Reinsurance Premium as reflected on the Final Reconciliation Statement shall be referred to as the “Final Reinsurance Premium.” C. The Company and the Reinsurer will follow the procedure set forth below in achieving fully and finally reconciled amounts of these balances: 1. No later than two Business Days prior to the Closing Date, the Company will provide to the Reinsurer an estimated reconciliation statement as of the last day of the month preceding the Closing Date (the “Initial Reconciliation Statement,” substantially in the form contained in Schedule B attached hereto). 2. Within 30 Business Days following the Closing Date, the Company will provide to the Reinsurer a reconciliation statement (the “Interim Reconciliation Statement,” substantially in the form contained in Schedule B attached hereto), setting forth the adjusted aggregate net payment calculated as of the Closing Date. D. After the receipt by the Reinsurer of the Interim Reconciliation Statement and until such time as the Final Reconciliation Statement is final and binding on the Parties, the Reinsurer and the Reinsurer Authorized Representative will have, upon prior written Notice, reasonable electronic access during normal business hours to the working papers of the Company and the Company Authorized Representative relating to the Interim Reconciliation Statement and the calculations set forth thereon. The Reinsurer will have the right to review the Interim Reconciliation Statement and comment thereon for a period of 45 Business Days after receipt thereof. Any changes in the Interim Reconciliation Statement that are agreed to by the Company and the Reinsurer within such 45 Business Day review period will be incorporated into a Final Reconciliation Statement (the “Final Reconciliation Statement,” substantially in the form contained in Schedule B attached hereto). In the event the Reinsurer does not dispute the Interim Reconciliation Statement within such 45 Business Day review period, the Interim Reconciliation Statement will be deemed the Final Reconciliation Statement. In the event that the Reinsurer wishes to dispute the Company’s calculation set forth in the Interim Reconciliation Statement, the Reinsurer shall deliver to the Company a notice of objection. In such case, the Company and the Reinsurer shall attempt in good faith to resolve the objection between themselves. If such objection is resolved, the Final Reconciliation Statement be agreed in writing between the Company and the Reinsurer and the Parties shall be bound thereby. If the Company and the Reinsurer are unable to reach a resolution on the Final Reconciliation Statement within 20 Business Days after receipt by the Company of the Reinsurer's notice of objection, the dispute shall be submitted to a Third Party Accountant for resolution as soon as practicable whose decision shall be final and binding on the Parties. In making its determination in respect of the calculation of the Final Reconciliation Statement, paragraph H of the Reporting Article shall apply mutatis mutandis.

Page 20 E. All amounts required to be transferred from the Company to the Reinsurer will be made by depositing cash or other Eligible Investments approved by the Reinsurer in the Trust Account with a fair market value (determined in accordance with the terms of the Trust Agreement) equal to any amount due hereunder and all amounts required to be transferred from the Reinsurer to the Company will be made by the Company withdrawing the amount it is due from the Trust Account or, to the extent the balance of the Trust Account is insufficient, by the Reinsurer by wire transfer of immediately available funds equal to such shortfall, to the account or accounts designated by the Company in writing to the Reinsurer no later than five Business Days prior to the due date of any such payment. ARTICLE 8 - COLLATERAL A. On or prior to the Closing Date, Reinsurer will establish a trust account (the “Trust Account”) in order to provide collateral to support its obligations hereunder and to provide to the Company credit for the reinsurance provided hereunder under the terms of the Trust Agreement. During the term of the Trust Agreement, Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause to be created in favor of any third person any security interest whatsoever in any of the assets in the Trust Account or in the residual interest therein. The quality and types of the assets held in the Trust Account must meet the requirements of each applicable insurance regulatory authority having jurisdiction over the Company’s reserves; provided, that the Trust Account will be permitted to hold Eligible Investments. B. On the Closing Date, on behalf of Reinsurer, the Company shall deposit cash or Eligible Investments reasonably acceptable to the Reinsurer with a fair market value equal to the Required Collateral Amount. C. It is understood that: 1. The trustee under the Trust Agreement (the “Trustee”) shall be the Bank of New York Mellon, JPMorgan Chase Bank or other qualified financial institution for purposes of the Illinois credit for reinsurance laws approved by the Company, with such approval not to be unreasonably withheld; and 2. Trust assets will be managed by the Reinsurer or its assigned representative in accordance with the Trust Agreement. D. Reinsurer shall, at its own expense, be required to take all steps (including the posting of letters of credit or other acceptable security) necessary to comply with all Applicable Laws in any applicable United States jurisdiction so as to permit the Company to obtain full credit on its statutory financial statements for the reinsurance provided by this Agreement in all applicable United States jurisdictions throughout the entire term of this Agreement to the extent credit is not otherwise available under such Applicable Law. Any event that results or is reasonably likely to result, given the passage of time, in the Company being unable to obtain full statutory financial statement credit for the reinsurance provided under this Agreement in any applicable United States jurisdiction at any point in time during the term of this Agreement shall be referenced herein as a “Reinsurance Credit Event.” Reinsurer shall promptly notify the Company of any event or change or condition that will reasonably likely result in a Reinsurance Credit Event.

Page 21 E. The amount of Reinsurer’s Posted Collateral shall not be less than the Required Collateral Amount. Notwithstanding the foregoing, except to prevent or resolve a Reinsurance Credit Event, the Required Collateral Amount shall not exceed the Aggregate Limit less paid UNL. F. Within 30 Business Days of the end of each calendar quarter, beginning with the calendar quarter (or portion thereof) ending after the Closing Date, the Company shall determine the Required Collateral Amount for the subsequent quarter and provide written notice thereof to the Reinsurer. If the Reinsurer’s Posted Collateral is less than the Required Collateral Amount, the Reinsurer shall deposit into the Trust Account additional Eligible Investments with a fair market value (determined in accordance with the terms of the Trust Agreement) equal to such deficiency within five Business Days of receipt of the applicable Required Collateral Amount. Alternatively, the Reinsurer may post Letters of Credit for the benefit of the Company having a face amount that, together with the fair market value (determined in accordance with the terms of the Trust Agreement) of the Eligible Investments held in the Trust Account, is not less than the Required Collateral Amount. If the Reinsurer’s Posted Collateral is in excess of the applicable Required Collateral Amount, so long as the Reinsurer is not in default of any of its obligations under this Agreement or any Transaction Agreement, the Reinsurer may request such excess funds be released to the Reinsurer (or any such Letter of Credit returned) within 15 Business Days of receipt of the Company’s determination of the applicable Required Collateral Amount, subject to the Reinsurer’s obligation to maintain at all times Qualifying Collateral in an amount not less than the Required Collateral Amount. G. It is understood and agreed that at all times the Net Subject Reserves will be determined in good faith by the Company in accordance with the Company's usual and customary reserving practices in the preparation of quarterly and annual statutory financial statement, and in compliance with statutory accounting principles, generally accepted actuarial standards and principles and Applicable Law. It is further understood and agreed that no more often than annually, the Reinsurer may perform its own estimate of Net Subject Reserves as of the end of the calendar year, and in the event this calculation differs by more than 5.0% from the Company’s calculation of such Net Subject Reserves, then, the Reinsurer may dispute the Company’s calculation. The parties shall seek to resolve such dispute in good faith. If the parties are unable to resolve such dispute within 60 days of written notice of such dispute delivered by Reinsurer to the Company, the dispute shall be submitted to a Third Party Actuarial Firm to resolve such dispute and determine the Net Subject Reserves. In making its determination in respect of the Net Subject Reserves, paragraph H of the Reporting Article shall apply mutatis mutandis. H. The Company and Reinsurer acknowledge and agree that, upon the occurrence of a Reinsurance Credit Event, this Agreement, the Trust Agreement and the Trust Account shall be modified for that period of time for which the Reinsurance Credit Event continues to apply, to fully conform to the requirements of the laws and regulations governing credit for reinsurance of the Company and any other relevant jurisdictions within the United

Page 22 States and to provide to the Company full statutory financial statement credit for the reinsurance provided hereunder. I. If any of the following events occurs (each, a “Special Termination Triggering Event”): 1. The Reinsurer fails to provide additional collateral in accordance with paragraph F above and within the timeframe specified; or 2. The Reinsurer is in material breach of this Agreement (other than as a result of any act or omission by the Company); or 3. The Reinsurer has its authority to transact any classes of reinsurance or insurance withdrawn or suspended; or 4. Local statutory regulations restrict or prohibit the Reinsurer’s performance of any or all of its material obligations under this Agreement; or 5. The initiation or commencement of a liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding by or against the Reinsurer; or 6. A Reinsurance Credit Event has occurred and is continuing, the Company, in addition to any other remedies it has under the terms of this Agreement or otherwise, may provide Notice to the Reinsurer of such default and may, if the Reinsurer fails to cure the applicable Special Termination Triggering Event within 60 days from receipt of the Notice (except the Special Termination Triggering Events described in subparagraphs 5 and 6 above, which shall have no cure period), in the Company’s sole discretion, commute this Agreement pursuant to the Term of this Agreement Article. J. The Reinsurer may substitute or exchange assets in the Trust Account (and the Company shall instruct the Trustee to effect such substitution or exchange), provided (i) any assets to be so substituted or exchanged (the “Replacement Assets”) are Eligible Investments, (ii) the Replacement Assets are deposited in such Trust Account on the day of the substitution or exchange and (iii) the aggregate fair market value of the Replacement Assets is at least equal to the aggregate fair market value of the assets being removed from such Trust Account. The Reinsurer shall also be permitted to withdraw assets from the Trust Account immediately following the posting of a Letter of Credit securing the Reinsurer’s obligations hereunder in a face amount equal to the fair market value of the assets to be so withdrawn, and the Company shall instruct the Trustee to effect any such withdrawal. K. Assets in the Trust Account, Letters of Credit and any other collateral provided by the Reinsurer may be drawn upon by the Company (or any successor by operation of law of the Company, including any liquidator, rehabilitator, receiver or conservator of the Company) at any time, and shall be utilized and applied by the Company (or any successor by operation of law of the Company, including any liquidator, rehabilitator, receiver or conservator of the Company), without diminution because of insolvency on the part of the Company or the Reinsurer, only for one or more of the following purposes:

Page 23 1. to pay or reimburse the Company for the Reinsurer’s share under this Agreement of Losses and LAE paid by the Company, but not recovered from the Reinsurer, or for unearned premiums due to the Company if not otherwise paid by the Reinsurer; 2. to make payment to the Reinsurer of any excess collateral amounts in the event and to the extent that the Reinsurer’s Posted Collateral exceeds the Required Collateral Amount; provided, however, with respect to Qualifying Collateral held in the Trust Account, such excess shall exceed the actual amount required to fund the portion of the Required Collateral Amount held in the Trust Account; or 3. (i) when the Company has received notification of the termination of the Trust Account or the termination or non-renewal of the Letter of Credit (as applicable) and (ii) when the Reinsurer’s entire obligations under this Agreement remain unliquidated and undischarged ten days prior to the date of such termination or non- renewal, to withdraw amounts equal to the Reinsurer’s obligations under this Agreement and deposit those amounts in a separate account, in the name of the Company in any qualified U.S. financial institution as defined in Section 173.1(3)(B) of the Illinois Insurance Code apart from its general assets, and in trust for the uses and purposes specified in subparagraphs (1) and (2) of this paragraph, as may remain executory after the withdrawal and for any period after the termination date. The Company shall deposit in the Trust Account, within five Business Days, assets withdrawn from the Trust Account or amounts drawn against the Letters of Credit in excess of all amounts due under subparagraph (1) above or, in the case of subparagraph (3) above, assets that are subsequently determined not to be due. Any such excess amount shall at all times be held by the Company (or any successor by operation of law of the Company, including any liquidator, rehabilitator, receiver or conservator of the Company) in trust for the sole and exclusive benefit of the Reinsurer and be maintained in a segregated account, separate and apart from any assets of the Company for the sole purpose of funding the payments and reimbursements described in paragraph K above. The Company shall pay interest at a rate not in excess of the prime rate of interest in cash to the Reinsurer on the amount withdrawn, equal to the actual amount of interest, dividends, and other income earned on the assets in such segregated account. L. The Reinsurer may withdraw assets from the Trust Account or cause any Letters of Credit or other forms of collateral provided by the Reinsurer to be amended or terminated if, but only to the extent that, the Reinsurer’s Posted Collateral exceeds the Required Collateral Amount, and the Company shall take such action as is necessary to allow the Reinsurer to so withdraw assets or cause any such Letters of Credit or other forms of collateral to be so amended or terminated. M. Promptly following termination of this Agreement and payment of any and all amounts due to the Company, the Company and the Reinsurer shall take all actions necessary or reasonably advisable to terminate the Trust Account and the Trust Agreement and to cause the termination, release or return, as applicable, of any Letters of Credit or other collateral provided by the Reinsurer pursuant to this Agreement.

Page 24 ARTICLE 9 - REPRESENTATIONS AND WARRANTIES A. Except as set forth in the disclosure schedules delivered by the Company to Reinsurer on the date hereof (the “Company Disclosure Schedule”), the Company hereby represents and warrants to the Reinsurer, as of the date hereof and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date), as follows: 1. The Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of domicile, and has the requisite corporate power and authority to: (a) own its properties and assets and to carry on its business as currently conducted; (b) enter into and consummate the transactions contemplated by, and carry out its obligations under, this Agreement; and (c) execute and deliver the Transaction Agreements, perform its obligations under the Transaction Agreements and consummate the transactions contemplated under the Transaction Agreements. 2. (a) The Transaction Agreements and the consummation of the transactions contemplated hereunder and thereunder have been or will be duly authorized by all requisite corporate action on the part of the Company. This Agreement has been and, the Transaction Agreements to be delivered at or after Closing will be, duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Reinsurer, this Agreement constitutes, and the other Transaction Agreements to be delivered at or after Closing will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with their terms except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and similar law affecting the enforcement of creditors’ rights generally, and general equitable principles (regardless of whether enforceability is considered a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). (b) The execution, delivery and performance by the Company of the Transaction Agreements does not, and the consummation of the transactions contemplated hereunder and thereunder will not, with or without notice or lapse of time, or both: (i) conflict with, be prohibited by or require any approval that has not already been obtained under any of the provisions of the organizational documents of the Company; (ii) conflict with, result in a breach of or default under, be prohibited by, require any consent or other action under, or give rise to a right of termination, amendment or acceleration under, any contract or instrument to which the Company is a party, except as would not have or be reasonably expected to have a material adverse effect on the Company; or (iii) contravene any requirements of Applicable Law or any Order, permit or license applicable to the Company in any material respect. 3. Other than the Required Regulatory Approvals, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required to be made by or with respect to the Company in connection with the execution, delivery and performance of the Transaction Agreements by the Company or the consummation by the Company of any of the transactions

Page 25 contemplated hereunder and thereunder, other than such consent, approval, or authorization from any Governmental Authority that has already been obtained by the Company or any declaration, filing with or notice to any Governmental Authority that has already been made by the Company. 4. The Company is in material compliance with each of the following: (a) its organizational documents; (b) all Applicable Law to the extent related to the Policies or the Subject Business; and (c) all material Orders, permits and licenses issued to it by any Governmental Authority in connection with the Policies or the Subject Business. 5. No broker or finder, other than the Intermediary, whose fee shall be paid by the Company, has acted directly or indirectly for the Company, and neither the Company nor any Affiliate thereof has incurred any obligation in respect of any broker or finder which might be entitled to any fee or commission from the Reinsurer or its Affiliates in connection with the transactions contemplated by this Agreement. 6. With respect to Section 9(A)(6) of the Company Disclosure Schedule, (a) the factual data made available to the Reinsurer by the Company and its Affiliates as regards the Subject Business set forth thereon was accurate in all material respects as of the date indicated therein, (b) the IBNR set forth thereon was calculated in accordance with the Reserve Standard and (c) the actuarial work product thereon was produced in accordance with generally accepted actuarial principles and sound actuarial judgment. The reserves and other provisions made for claims, benefits and any other liabilities with respect to the Subject Business, whether reported or incurred but not reported (“IBNR”), as established or reflected on the Company’s most recent statutory annual statement were calculated in all material respects in accordance with: (a) applicable statutory accounting principles and generally accepted actuarial principles, in each case consistently applied; (b) Applicable Law; and (c) otherwise in accordance with the terms of the Policies; provided, however, nothing in this subparagraph 6 shall be deemed a representation or warranty with respect to the adequacy or sufficiency of reserves (the preceding clauses (a), (b) and (c), together with the proviso, the “Reserve Standard”).

Page 26 7. Since the Effective Date, (a) the Subject Business has been conducted in all material respects in the ordinary course consistent with past practices and (b) there has not been any adverse event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Subject Business or the Liabilities reinsured under this Agreement. 8. As of the date hereof, there is no material claim, action, suit, litigation, legal, administrative or arbitrative proceeding, regulatory inquiry, investigation, examination or Order relating to the Policies or the Subject Business that, in each case, challenges or may reasonably be expected to have the effect of preventing, delaying or making unlawful the consummation of the transactions contemplated by the Transaction Agreements. 9. The Policies are (or were, with respect to expired or cancelled Policies) in full force and effect with respect to the coverage periods stated therein and are valid and enforceable by the issuing insurance company in accordance with their terms, subject to the Enforceability Exceptions. With respect to the Policies (a) the issuing insurance company is not in default under such Policy in any material respect and no event has occurred or is occurring which would create such a default by the issuing insurance company under such Policy (it being understood that claims under the Policies that are the subject of a good faith dispute shall not constitute defaults under the Policies for purpose of this subparagraph) and (b) each such Policy was issued in compliance in all material respects with Applicable Law. There are no material pending or, to the knowledge of the Company, threatened disputes with respect to the validity of any Policy. 10. [***] for incurred but not reported losses and which was calculated in all material respects in accordance with: (a) applicable statutory accounting principles and generally accepted actuarial principles, in each case consistently applied; (b) Applicable Law; and (c) otherwise in accordance with the terms of the agreement(s) relating to such Third-Party Reinsurance. 11. (a) No agreement relating to any material Third-party Reinsurance contains any provision under which the reinsurer thereunder may terminate such agreement by reason of the transactions contemplated by this Agreement and (b) there has been no separate contract between the applicable ceding company (or its Affiliates) and any other party to such agreement that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such agreement, other than inuring contracts that are explicitly defined in any such agreement. 12. With respect to each agreement relating to any material Third-party Reinsurance: (a) neither the applicable ceding company (or its Affiliates), on the one hand, nor, to the knowledge of the Company, the reinsurer, on the other hand, is in default under such agreement, and no event has occurred which would create a material default or breach by the applicable ceding company (or its Affiliates) under such agreement; (b) such agreement is in full force and effect and is valid and enforceable in accordance with its terms subject to the Enforceability Exceptions;

Page 27 and (c) such agreement complies in all material respects with Applicable Law. There are no material pending or, to the knowledge of the Company, threatened disputes with respect to the validity of any such agreement. 13. The Company has made available to the Reinsurer true and correct copies of all external actuarial reports of which the Company is aware with respect to periods ended on or after September 30, 2021 as regards the Subject Business and the factual information and factual data upon which such reports are based are true and correct in all material respects. No material information related to the Subject Business has been (a) knowingly withheld from the Reinsurer with the intent of misleading the Reinsurer or (b) knowingly misstated. B. The Reinsurer represents and warrants to the Company as follows as of the date hereof and as of the Closing Date: 1. The Reinsurer is duly incorporated, validly existing and in good standing under the laws of Bermuda and has the requisite corporate power and authority to: (a) own its properties and assets and to carry on its business as currently conducted; (b) enter into and consummate the transactions contemplated by, and carry out its obligations under, this Agreement; and (c) execute and deliver the Transaction Agreements, perform its obligations under the Transaction Agreements and consummate the transactions contemplated under the Transaction Agreements. 2. (a) The Transaction Agreements and the consummation of the transactions contemplated hereunder and thereunder have been or will be duly authorized by all requisite corporate action on the part of the Reinsurer. This Agreement has been and, the Transaction Agreements to be delivered at or after Closing will be, duly executed and delivered by the Reinsurer, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes, and the other Transaction Agreements to be delivered at or after Closing will constitute, the legal, valid and binding obligation of the Reinsurer, enforceable against it in accordance with their terms except to the extent such enforceability may be subject to, and limited by, the Enforceability Exceptions. (b) The execution, delivery and performance by the Reinsurer of the Transaction Agreements does not, and the consummation of the transactions contemplated hereunder and thereunder will not, with or without notice or lapse of time, or both: (i) conflict with, be prohibited by or require any approval that has not already been obtained under any of the provisions of the organizational documents of the Reinsurer; (ii) conflict with, result in a breach of or default under, be prohibited by, require any consent or other action under, or give rise to a right of termination, amendment or acceleration under, any contract or instrument to which the Reinsurer is a party, except as would not have or be reasonably expected to have a material adverse effect on the Reinsurer; or (iii) contravene any requirements of Applicable Law or any Order, permit or license applicable to the Reinsurer in any material respect. 3. Other than the Required Regulatory Approvals, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required to be made by or with respect to the Reinsurer in connection

Page 28 with the execution, delivery and performance of the Transaction Agreements by the Reinsurer or the consummation by the Reinsurer of any of the transactions contemplated hereunder and thereunder, other than such consent, approval, or authorization from any Governmental Authority that has already been obtained by the Reinsurer or any declaration, filing with or notice to any Governmental Authority that has already been made by the Reinsurer. 4. Since December 31, 2020, the Reinsurer has filed all statutory annual statements, together with all material exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, in each case required by Applicable Law to be filed by Reinsurer with its domiciliary regulator on forms prescribed or permitted thereby (collectively, the “SAP Statements”). The Reinsurer has made available to the Company correct and complete copies of the SAP Statements. Subject to the notes thereto, the SAP Statements present fairly, in all material respects, the statutory financial position and the statutory results of operations, capital and surplus of the Reinsurer, respectively, as of the respective dates and for the respective periods referred to therein, subject to normal year-end adjustments. 5. No broker or finder has acted directly or indirectly for the Reinsurer, and neither the Reinsurer nor any Affiliate thereof has incurred any obligation in respect of any broker or finder which might be entitled to any fee or commission from the Company or its Affiliates in connection with the transactions contemplated by this Agreement. ARTICLE 10 - CLOSING CONDITIONS A. The Reinsurer’s obligation to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions: 1. The representations and warranties of the Company set forth in this Agreement (without giving effect to any limitation set forth therein as to materiality or material adverse effect) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Subject Business. 2. The Company shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with, in each case, in all material respects by the Company at or prior to the Closing. 3. The Reinsurer shall have received a certificate from the Company, dated as of the Closing Date and signed by a duly authorized officer of the Company, that each of

Page 29 the conditions set forth in the foregoing subparagraphs (1) and (2) above have been satisfied. 4. There shall be no final, non-appealable Order, stipulation or determination of any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement. 5. The Required Regulatory Approvals listed under the heading “Reinsurer Regulatory Approvals” on Schedule E shall have been made or obtained, as applicable. 6. The Reinsurer shall have received executed copies of each of the Transaction Agreements to be executed and delivered by the Company. B. The Company’s obligation to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions: 1. The representations and warranties of the Reinsurer set forth in this Agreement (without giving effect to any limitation set forth therein as to materiality) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, impair the ability of the Reinsurer to consummate any of the transactions contemplated by the Transaction Agreements. 2. The Reinsurer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with, in each case, in all material respects by the Reinsurer at or prior to the Closing. 3. The Company shall have received a certificate from the Reinsurer, dated as of the Closing Date and signed by a duly authorized officer of the Reinsurer, that each of the conditions set forth in the foregoing subparagraphs (1) and (2) above have been satisfied. 4. There shall be no final, non-appealable Order, stipulation or determination of any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement. 5. The Required Regulatory Approvals listed under the heading “Company Regulatory Approvals” on Schedule E shall have been made or obtained, as applicable. 6. The Company shall have received executed copies of each of the Transaction Agreements to be executed and delivered by the Reinsurer.

Page 30 7. The Company shall have received from the Reinsurer a properly completed and executed IRS Form W-8BEN-E, reasonably satisfactory to the Company, indicating that the Reinsurer is not subject to any withholding under FATCA and, if applicable, the Reinsurer’s status as a FATCA compliant Foreign Financial Institution has been corroborated by the Reinsurer’s name and Global Intermediary Identification Number appearing on the list of FATCA compliant Foreign Financial Institutions published periodically by the U.S. Internal Revenue Service. ARTICLE 11 - INDEMNIFICATION A. Survival of Representations, Warranties, Covenants and Agreements 1. The representations and warranties of the parties contained in this Agreement shall survive the Closing solely for purposes of this Article and shall terminate and expire eighteen (18) months from the Closing Date; provided that the Company Fundamental Representations and the Reinsurer Fundamental Representations shall survive until the expiration of the applicable statute of limitations. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as required herein prior to the expiration of the applicable survival period specified in this subparagraph 1 shall not be valid and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. 2. To the extent that it is to be performed after the Closing, each covenant in this Agreement will, for purposes of this Article, survive and remain in effect in accordance with its terms plus a period of six months thereafter, after which no claim for indemnification with respect thereto may be brought hereunder. All covenants in this Agreement that by their terms are required to be fully performed prior to the Closing will survive the Closing for a period of six months from the Closing Date, after which time no claim for indemnification with respect thereto may be brought hereunder. 3. For purposes of determining whether a breach of a representation or warranty has occurred and in determining the amount of any Damages under this Article, each representation and warranty contained in this Agreement shall be read without regard to any materiality or material adverse effect qualifier contained therein, except to the extent that the foregoing results in a breach of a representation or warranty due solely to the failure of a Party to list any item or matter on a schedule hereto in reliance on such qualification. B. Indemnification of the Reinsurer by the Company: The Company shall indemnify and hold harmless the Reinsurer and its representatives from and against any and all (i) Damages to the extent arising from (A) any breach of any representation or warranty of the Company made in paragraph A of the Representations and Warranties Article or any certificate delivered hereunder or (B) any breach of nonfulfillment of any agreement or covenant of the Company under this Agreement and not attributable to any acts or omissions of the Reinsurer or its representatives unless performed (or not performed) at the written request of the Company and (ii) Company Extra Contractual Obligations.

Page 31 C. Indemnification of the Company by the Reinsurer: The Reinsurer shall indemnify and hold harmless the Company and its respective representatives from and against any and all (i) Damages to the extent arising from (A) any breach of any representation or warranty of the Reinsurer made in paragraph B of the Representations and Warranties Article or any certificate delivered hereunder or (B) any breach of nonfulfillment of any agreement or covenant of the Reinsurer under this Agreement and not attributable to any acts or omissions of the Company or its representatives unless performed (or not performed) at the written request of the Reinsurer and (ii) Reinsurer Extra Contractual Obligations. D. Certain Limitations: 1. Except in the case of fraud, the Company shall not be obligated to indemnify and hold harmless the Reinsurer under sub-section (i)(A) of paragraph B of this Article with respect to any claim, unless and until the aggregate amount of all Damages of the Reinsurer under sub-section (i)(A) of paragraph B of this Article exceeds $5,000,000 (the “Deductible”), at which point the Company shall be liable to the Reinsurer for the value of claims under sub-section (i)(A) of paragraph B of this Article that is in excess of the Deductible, subject to the limitations set forth in this Article; provided, however, that any and all Damages to the extent arising from any breach of any representation or warranty of the Company made in subparagraphs 10, 11 and 12 of paragraph A of the Representations and Warranties Article (the “Reinsurance Representations and Warranties”) shall not be subject to the Deductible; and, provided, further, that the maximum aggregate liability of the Company to the Reinsurer for any or all Damages under sub-section (i)(A) of paragraph B of this Article (i) excluding any and all Damages to the extent arising from any breach of the Reinsurance Representations and Warranties, shall not exceed $50,000,000 (the “Cap”) and (ii) with respect to any and all Damages to the extent arising from any breach of any Reinsurance Representations and Warranties, shall not exceed $100,000,000. 2. Each party shall use commercially reasonable efforts to avoid or mitigate its Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages. 3. Except in the case of fraud, the Reinsurer shall not be obligated to indemnify and hold harmless the Company under sub-section (i)(A) of paragraph C of this Article with respect to any claim, unless and until the aggregate amount of all Damages of the Company under sub-section (i)(A) of paragraph C of this Article exceeds the Deductible, at which point the Reinsurer shall be liable to the Company for the value of claims under sub-section (i)(A) of paragraph C of this Article that is in excess of the Deductible, subject to the limitations set forth in this Article; provided that the maximum aggregate liability of the Reinsurer to the Company for any or all Damages under this Agreement shall not exceed the Cap. 4. [Reserved].

Page 32 5. In the event a claim for indemnification under this Article has been finally determined, the amount of such final determination shall be paid (i) if the indemnified party is the Reinsurer, by the Company to the Reinsurer and, (ii) if the indemnified party is the Company, by the Reinsurer to the Company, in each case on demand by wire transfer of immediately available funds to an account designated by the Company or the Reinsurer, as applicable. A claim for indemnification, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article when the Parties have so determined by mutual agreement or, if disputed, when a final non- appealable Order has been entered into with respect to such claim. E. Exclusive Remedy: Except for fraud, this Article shall be the sole and exclusive remedies of the Reinsurer and the Company for the breach of any representation, warranty, covenant or agreement contained in this Agreement. Each Party hereby waives any and all rights to rescission of this Agreement. ARTICLE 12 - CONFIDENTIALITY A. Each Party (the “Receiving Party”) hereby acknowledges that the terms and conditions of this Agreement, any materials provided by the other Party in the course of audit or inspection and any documents, information and data provided to it by the other Party, whether directly or indirectly, in connection with the placement, negotiation, execution and performance of this Agreement (hereinafter referred to as “Confidential Information”), are proprietary and confidential to the other Party (the “Disclosing Party”). Confidential Information shall not include documents, information or data that the Receiving Party can show: 1. Are publicly available or have become publicly available through no unauthorized act of the Receiving Party; 2. Have been rightfully received from a third Person authorized to transmit such information who is not subject to an obligation of confidentiality to the Disclosing Party or its Affiliates with respect to such information; 3. Were known by the Receiving Party prior to the date of this Agreement without an obligation of confidentiality and not derived from any Confidential Information; or 4. Was independently developed by the Receiving Party or its Affiliates without the use or benefit of any information that would otherwise be Confidential Information. B. Absent the written consent of the Disclosing Party, the Receiving Party shall not disclose any Confidential Information to any third parties, except: 1. When required by Applicable Law or a Governmental Authority, including in connection with the performance of an audit of the Receiving Party’s records and/or financial condition;

Page 33 2. When required by external auditors performing an audit of the Receiving Party’s records; 3. In connection with the Receiving Party’s performance of its obligations or enforcement of its rights under this Agreement or any other Transaction Agreement; or 4. To those of such Receiving Party’s Affiliates who need to know such information for the foregoing purposes. Notwithstanding the foregoing, prior to disclosure of Confidential Information to any third party under this paragraph B, the Reinsurer shall advise such third party that it shall be bound by the obligations and provisions of this Article and shall be responsible for disclosure of Confidential Information in violation of this Article by any such third party. C. Notwithstanding the above, in the event the Receiving Party is required by Order, other legal process or any Governmental Authority to release or disclose any or all of the Confidential Information, the Receiving Party agrees to provide the Disclosing Party with Notice of same at least ten Business Days prior to such release or disclosure, unless otherwise prohibited by Applicable Law, and to use its commercially reasonable efforts to assist the Disclosing Party, at the Disclosing Party’s expense, to obtain a protective order or otherwise in maintaining the confidentiality provided for in this Article. D. The Receiving Party shall comply with all Applicable Laws and industry requirements that relate to the confidentiality, processing, use, storage, modification, deletion, privacy, security, protection, transfer or trans-border flow of information or data. E. The provisions of this Article shall extend to the officers, directors, employees, agents and representatives of each Party and its Affiliates, and shall be binding upon their successors and assigns, and the obligations contained in this Article shall survive the termination or expiration of this Agreement. ARTICLE 13 - ACCESS TO RECORDS The Reinsurer or its duly appointed representative shall have access to the books and records of the Company solely with respect to matters relating to the Subject Business upon reasonable advance written notice to the Company and at reasonable times during the regular business hours of the Company from time to time (but no more frequently than once per calendar half year), at the location where such books and records are maintained in the ordinary course of business, for the purpose of obtaining information concerning the Subject Business as it relates to this Agreement; provided, however, such access shall not unreasonably interfere with any of the business or operations of the Company. It is understood that reasonable advance written notice shall not be less than three Business Days. The Reinsurer may make copies of records of the Company solely with respect to matters relating to the Subject Business and at the Reinsurer’s sole expense. In no event will the rights of the Reinsurer under this Article delay the prompt payment of amounts due hereunder.

Page 34 ARTICLE 14 - REASONABLE BEST EFFORTS; REGULATORY MATTERS A. Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and the Reinsurer shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) preparing and filing with any Governmental Authority all consents, approvals, waivers, authorizations, notices and filings necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) using reasonable best efforts to provide and causing their respective Affiliates to use reasonable best efforts to provide, such information and documents to Governmental Authorities as such Governmental Authorities may reasonably request and (iii) using reasonable best efforts to obtain all consents, approvals, waivers or authorizations of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. For the avoidance of doubt, each party shall be solely responsible for the costs of making or obtaining any such consents, approvals, waivers, authorizations, notices and filings that it is required to make or obtain. B. The actions required by this Article shall not include acceptance by a Party together with its Affiliates of any requirement or condition that would or would reasonably be expected to materially decrease the aggregate economic benefits of the transactions contemplated by this Agreement and the other Transaction Agreements to such Party and its Affiliates taken as a whole. C. Without limiting the generality of the foregoing, (i) each of the Company and the Reinsurer will make any filings required by the BMA as promptly as practicable, but in no event later than ten Business Days from the date hereof, with the BMA and (ii) the Parties hereto shall promptly, but in no event later than ten Business Days from the date hereof, make all other filings or submissions required with respect to other required approvals of Governmental Authorities. D. The Company and the Reinsurer agree that they shall consult with each other with respect to the obtaining of all consents, approvals, waivers and authorizations necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and each Party shall keep the other apprised at reasonable intervals of the status of such matters relating to such consents, approvals and waivers. The Company and the Reinsurer shall have the right to review in advance and shall be provided with a reasonable opportunity to comment on, and to the extent practicable each shall consult the other on, in each case subject to Applicable Law, any material filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, and each Party agrees to in good faith consider and reasonably accept comments of the other Party thereon. Each of the Company and the Reinsurer shall promptly deliver to the other Party copies of all such filings, applications and submissions relating thereto, and any supplement, amendment or item of additional information in connection therewith. The Company and the Reinsurer shall at reasonable intervals advise each other upon receiving

Page 35 any substantive communication from any Governmental Authority with respect to any consent, approval, waiver or authorization required to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including at reasonable intervals furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such Party to believe that there is a reasonable likelihood that any such consent, approval, waiver or authorization will not be obtained or that the receipt of any such consent, approval, waiver or authorization will be materially delayed or conditioned. Each of the Company and the Reinsurer shall not, and shall cause its respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other representatives to participate in any pre-scheduled live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other in advance and, to the extent permitted by Applicable Law and by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting. Notwithstanding anything herein to the contrary no Party shall be required to disclose to the other Party any of its or its Affiliates’ confidential competitive information or any personally identifiable information of their respective officers, directors other applicable individuals. E. In the event that any Governmental Authority requests that this Agreement be amended or any other Transaction Agreement be modified in connection with receipt of a Required Regulatory Approval, subject to the standard set forth in paragraph A of this Article and the limitations set forth in paragraph B of this Article, the parties shall work together in good faith to agree upon language with the applicable Governmental Authority and thereafter implement such language in such amendment or modification, as applicable. ARTICLE 15 - INSOLVENCY A. In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer on the basis of the liability of the Company under the Policies reinsured hereunder without diminution because of the insolvency of the Company. In the event of insolvency of the Company and the appointment of a liquidator, receiver or statutory successor of the Company, such payments by the Reinsurer shall be made directly to the Company or its liquidator, receiver or statutory successor, except where the contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company to the payees under such policies and in substitution for the obligations of the Company to such payees. Except as provided in this paragraph, the Reinsurer may not pay or settle, or agree to pay or settle, any Policy claim, or any portion thereof, directly to or with a policyholder of the Company if an Order of Rehabilitation or Liquidation (as defined in Chapter 215 of the Illinois Insurance Code) has been entered against the Company. Unless otherwise required by Applicable Law, under no circumstances shall the Reinsurer’s liability hereunder be accelerated or enlarged by the insolvency of the Company.

Page 36 B. It is agreed and understood that in the event of the insolvency of the Company, the liquidator or receiver of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company on the Policies reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceedings and that, during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it considers available to the Company or its liquidator or receiver. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable against the Company as a part of the expenses of liquidation to the extent of a proportionate share of the benefit which accrues to the Company solely as a result of the defense undertaken by the Reinsurer. ARTICLE 16 - NOTICES A. A notice or other communication pursuant to this Agreement (a “Notice”) shall be: 1. In writing; 2. In the English language; and 3. Delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) or by courier using an internationally recognized courier company or by email to the Party due to receive the Notice to the address set out in paragraph C below or to an alternative address or person specified by that Party by not less than five Business Days’ written notice to the other Party received before the Notice was dispatched. B. Unless there is evidence that it was received earlier, a Notice is deemed given if: 1. Delivered personally or by courier, when left at the address referred to in paragraph C below or, where left other than on a Business Day or outside normal business hours, on the next Business Day; 2. Sent by mail, except air mail, six Business Days after posting it; 3. Sent by air mail, two Business Days after posting it; and 4. Sent by email, when confirmation of its transmission has been recorded by the sender’s email capable device and where transmitted other than on a Business Day or outside normal business hours, on the next Business Day.

Page 37 C. The addresses referred to in this Article are: If to the Company: Argonaut Insurance Company 225 W. Washington Street, 24th Floor Chicago, Illinois 60606 United States of America Attention: Thomas McCartney Email: thomas.mccartney@argogroupus.com with copies (which shall not constitute notice) to: Argonaut Insurance Company 225 W. Washington Street, 24th Floor Chicago, Illinois 60606 United States of America Attention: Allison Kiene Email: allison.kiene@argogroupus.com with additional copies (which shall not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 Email: elena.coyle@skadden.com chris.ulery@skadden.com Attention: Elena M. Coyle Christopher J. Ulery If to the Reinsurer: Cavello Bay Reinsurance Limited Windsor Place, 3rd Floor 22 Queen Street Hamilton, HM11 Bermuda Attention: Paul J. O’Shea Email: Paul.OShea@enstargroup.com

Page 38 with copies (which shall not constitute notice) to: Hogan Lovells US LLP 1735 Market Street, Suite 2300 Philadelphia, PA 19103-6996 Attention: Robert C. Juelke Telephone: 267-675-4615 Email: bob.juelke@hoganlovells.com ARTICLE 17 - MISCELLANEOUS A. Amendments 1. This Agreement may be amended only by mutual consent of the Parties expressed in a written addendum executed by the Parties with the same formalities as this Agreement, and such addendum shall be deemed to be an integral part of this Agreement and binding on the Parties accordingly. The expression amendment shall include any variation, supplement, deletion or replacement howsoever effected. 2. Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied. B. Costs Each of the Parties shall pay its own costs incurred in connection with the negotiation and entering into of the Transaction Agreements, unless otherwise agreed in writing or unless otherwise specified in this Agreement. C. Counterparts This Agreement may be executed in any number of counterparts and by each Party on separate counterparts, each of which when executed and delivered is an original and all of which together evidence the same Agreement. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery. D. Currency The sign “$” in this Agreement refers to United States of America dollars, and all payments will be made in that currency. E. Entire Agreement This Agreement and the other Transaction Agreements represent the entire agreement between the Company and the Reinsurer with respect to the subject matter hereof and thereof. There are no understandings between the Parties other than as expressed in this Agreement and the Transaction Agreements. All prior agreements, understandings and

Page 39 representations made by the Company and the Reinsurer are superseded by this Agreement and the Transaction Agreements. F. Errors and Omissions Any inadvertent delay, omission, or error will not relieve the non-erring Party hereto from any liability, which would attach to it hereunder if such delay, omission or error had not been made, provided, such omission or error is rectified promptly upon discovery. G. Further Assurances Each of the Parties shall at any time (and from time to time on being reasonably required by the other Party) execute or procure all acts, deeds, documents and things reasonably necessary and within its power to give effect to the terms of this Agreement. Within 30 days of the date hereof or, if earlier, the Closing, the Company will provide the Reinsurer with a true and correct list of all policies, contracts, agreements and binders providing Third-party Reinsurance, and the Company will reasonably cooperate and provide assistance to the Reinsurer in its review of the aggregate value of the Third-party Reinsurance stated in Article 9, Section A, sub-section 10. H. Severability 1. If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulations or public policy of any jurisdiction, such provision shall be considered void in such jurisdiction, but this shall not affect the validity or enforceability of any other provision of this Agreement or the validity or enforceability of such provision in any other jurisdiction. 2. The Parties shall negotiate in good faith to attempt to agree to such provision so that it will comply with the Applicable Laws of the jurisdiction in which it was rendered illegal and unenforceable in order to effectuate the Parties’ original intent. I. No Waiver The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by Applicable Law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by Applicable Law presents further exercise of the right or remedy, or the exercise, of another right or remedy. J. Parties to this Agreement The Parties shall not assign, novate, transfer, declare a trust or in any other way alienate any other rights under this Agreement, whether in whole or in part, without the prior written consent of the other Party. This Agreement shall be binding upon all successors, assignees and transferees of the Parties to this Agreement; provided, however, that neither this Agreement nor any rights or obligations under this Agreement may be novated, assigned, charged or otherwise transferred or disposed of by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, the Reinsurer shall have the right to reinsure or otherwise share the losses reinsured hereunder, provided that in no way

Page 40 shall such reinsurance or other sharing of losses lessen or in any way diminish the Reinsurer’s obligations to the Company hereunder. K. Rights and Remedies No failure or delay by any Party in exercising any right or remedy provided by law or under this Agreement or any Transaction Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy. L. Third Party Rights Nothing will in any manner create any obligations or establish any rights against the Reinsurer in favor of any third parties or any persons not parties to this Agreement except as expressly provided otherwise herein. M. Taxes 1. Federal Excise Tax. The Company shall pay to the applicable Governmental Authority, any and all Federal Excise Tax due with respect to the premium payable to the Reinsurer hereunder, to the extent such premium is subject to the Federal Excise Tax. 2. Federal Excise Refunds Tax. In the event of any return of premium becoming due hereunder, to the extent Federal Excise Tax was withheld from the premium by the Company the Reinsurer shall be entitled to deduct the applicable percentage of Federal Excise Tax from the return premium payable hereon, and the Company shall be entitled to take steps to recover and retain for its own account any refund of such Federal Excise Tax from the applicable Governmental Authority attributable to such return premium. 3. Withholding Taxes. The Company shall be entitled to deduct and withhold from amounts payable to the Reinsurer pursuant to this Agreement any amounts of Taxes pursuant to FATCA, except to the extent that both (i) the Reinsurer timely delivers to the Company such properly completed and executed documentation as prescribed by applicable Law or reasonably requested by the Company (and periodically updates such documentation as prescribed by applicable Law or reasonably requested by the Company) indicating that the Reinsurer is not subject to any withholding under FATCA, and (ii) if the Reinsurer indicates that it is a FATCA compliant Foreign Financial Institution within the meaning of FATCA, such status is corroborated by the Reinsurer’s name and Global Intermediary Identification Number appearing on the list of FATCA compliant Foreign Financial Institutions published periodically by the U.S. Internal Revenue Service. To the extent that any amounts of Taxes are deducted and withheld by the Company and remitted to the appropriate Governmental Authority, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Reinsurer. N. Notification of Investigations.

Page 41 The Reinsurer will notify the Company in writing of any and all investigations of the Reinsurer conducted by any Governmental Authority, other than routine regulatory examinations. O. Offset The Company and the Reinsurer may offset any balance or amount due from one Party to the other Party under this Agreement, and only the net balance shall be allowed or paid. This paragraph shall apply, to the fullest extent permitted by Applicable Law, notwithstanding the initiation or commencement of a liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding by or against the Company or the Reinsurer. P. Certain Limitations Notwithstanding anything to the contrary contained herein, the other Transaction Agreements, the Company Disclosure Schedule, or any of the schedules or exhibits hereto or thereto each Party acknowledges and agrees that neither the other Party nor any of its Affiliates, nor any representative of any of them, makes or has made, and such Party has not relied on, any inducement, promise, representation or warranty, oral or written, express or implied, other than except as expressly made the other Party in this Agreement or any certificate delivered hereunder. With respect to any estimation, valuation, appraisal, projection, or forecast included in data that is the subject of a representation or warranty pursuant to paragraph A of the Representations and Warranties Article, the Reinsurer acknowledges and agrees that: (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections, and forecasts; (ii) it is familiar with such uncertainties; and (iii) it is not acting and has not acted in reliance on, and the Company has not made any representation or warranty as to, the accuracy of any such estimation, valuation, appraisal, projection, or forecast delivered by or on behalf of the Company to the Reinsurer, its Affiliates or their respective representatives other than (to the extent set forth in an express representation or warranty set forth in paragraph A of the Representations and Warranties Article) with respect to the accuracy of factual data or information upon which such estimation, valuation, appraisal, projection, or forecast is based or, with respect to IBNR, that such IBNR was determined utilizing the Reserve Standard. The Company makes no express or implied representation, warranty under this Agreement or otherwise guaranteeing the future experience or other development of Subject Business. ARTICLE 18 - ARBITRATION A. Except as set forth in paragraph A of the Administration; Claims Cooperation Article, paragraph G of the Reporting Article, paragraph B of the Term of this Agreement Article, paragraph D of the Consideration and Reconciliation Article and paragraph G of the Collateral Article, any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation and validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested.

Page 42 B. One arbitrator shall be chosen by each Party and the two arbitrators shall then choose an impartial third arbitrator who shall preside at the hearing. If either Party fails to appoint its arbitrator within 30 days after being requested to do so by the other Party, the latter, after ten days’ prior notice by certified or registered mail of its intention to do so, may appoint the second arbitrator. C. If the two arbitrators do not agree on a third arbitrator within 60 days of their appointment, the third arbitrator shall be chosen in accordance with the following procedures: Each Party shall each exchange within ten calendar days thereafter, five names of individuals who are qualified to serve hereunder. Within seven calendar days of the exchange of names, the petitioner and respondent will agree on an umpire questionnaire to be sent to the umpire candidates by the party arbitrators. Umpire candidates must return a fully completed questionnaire to both Parties within 14 calendar days from when the questionnaire was sent. If any individual fails to return a questionnaire within the required time period or refuses to serve, the Party whose candidate did not respond or cannot serve, shall within five calendar days from the expiration of the period for return of the questionnaire, or notice of the refusal to serve, replenish its candidate pool to five individuals who could be qualified to serve hereunder and who shall answer the umpire questionnaire sent with the request to serve, within 14 calendar days from it being sent. After completion of this process, if there is one common individual chosen by the Parties, that individual shall serve as umpire. If there is more than one common individual chosen by the Parties, the Parties, unless they then agree to one individual, shall draw lots from among those chosen, and the individual chosen by lot shall act as umpire. If there are no common individuals chosen by Parties, each shall rank each of ten selected names in order of preference, with the number “one” being the most preferred and shall simultaneously notify the other Party of such ranking on a mutually agreed date. The individual with the lowest total numerical ranking shall act as umpire. If the ranking results in a tie, the Parties shall draw lots from among the individuals tied for the lowest total numerical rank, and the individual chosen by lot shall act as umpire. The arbitrators shall be persons knowledgeable about insurance and reinsurance who have no personal or financial interest in the result of the arbitration. If a member of the panel dies, becomes disabled or is otherwise unwilling or unable to serve, a substitute shall be selected in the same manner as the departing member was chosen and the arbitration shall continue. D. Within 30 days after all arbitrators have been appointed, the panel shall meet and determine timely periods for briefs, discovery procedures, and schedules of hearings. E. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Notwithstanding anything to the contrary in this Agreement, the arbitrators may at their discretion consider underwriting and placement information provided by the Company to the Reinsurer, as well as any correspondence exchanged by the parties that is related to this Agreement. The arbitration shall take place in Chicago, Illinois or at such other place as the Parties shall agree. The decision of any two arbitrators shall be in writing and shall be final and binding. The panel is empowered to grant relief as it may deem appropriate; however, in no event will the panel be authorized to award punitive damages.

Page 43 F. The panel shall interpret this Agreement as an honorable engagement rather than as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible after the hearings. Judgment upon an award may be entered in any court having jurisdiction thereof. G. Each Party shall bear the expense of its own arbitrator and shall jointly bear with the Other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorney’s fees, to the extent permitted by law. H. This Article shall survive the termination or expiration of this Agreement. ARTICLE 19 - EXPEDITED DISPUTE RESOLUTION Prior to the commencement of arbitration in accordance with the Arbitration Article, the Parties will utilize an expedited dispute resolution process involving one senior executive from each of the Company and the Reinsurer (each, a “Senior Executive”). If such Senior Executives are unable to resolve the dispute within ten Business Days of the dispute being referred to them, either Party may seek to resolve the dispute in accordance with the Arbitration Article. ARTICLE 20 - GOVERNING LAW This Agreement, and any dispute, controversy, or claim arising out of or relating to this Agreement, will be governed by and construed according to the laws of the State of Illinois. ARTICLE 21 - INTERMEDIARY A. [***] is hereby recognized as the Intermediary (the “Intermediary”). B. The Company shall pay the Intermediary brokerage equal to [***] within three Business Days after receipt of the Initial Reinsurance Premium. ARTICLE 22 - WAIVER OF DUTY OF UTMOST GOOD FAITH With respect to the reinsurance relationships and transactions among the parties and their Affiliates contemplated by this Agreement and the other Transaction Agreements, each party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the negotiation or execution of this Agreement and the other Transaction Agreements; provided that the foregoing shall not be deemed or interpreted to limit in any manner the express representations and warranties made by the Parties in this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Transaction Agreements, each party agrees that it does not waive any such duty of “utmost good faith” or any similar principle relating to the conduct of the parties under this Agreement after the Closing.

Page 44 IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives: ARGONAUT INSURANCE COMPANY By: /s/ Gary Grose___________________________ Printed Name: Gary Grose_____________________ Title: President______________________________ CAVELLO BAY REINSURANCE LIMITED By: /s/ Paul Bohus___________________________ Printed Name: Paul Bohus_____________________ Title: Chief Executive Officer___________________